Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-108141


                           Prospectus Supplement No. 7
                     To Prospectus dated September 12, 2003

                                  $230,000,000

                             RF MICRO DEVICES, INC.

                1.50% Convertible Subordinated Notes Due 2010 and
             the Common Stock Issuable Upon Conversion of the Notes


     This prospectus supplement relates to the resale by the selling securityholders of 1.50% convertible subordinated notes due 2010 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated September 12, 2003 and the prospectus supplements dated
September  23,  2003,  October 3, 2003,  October 14,  2003,  October  28,  2003,
November 10, 2003 and November 25, 2003, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.



INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this prospectus supplement is March 23, 2004

                             SELLING SECURITYHOLDERS

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes by the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                     Principal
                                     Amount at
                                      Maturity                    Number of                    Shares to be     Percentage of
                                      of Notes                    Shares of    Total Shares    Beneficially  Beneficial Ownership
                                    Beneficially     Percentage  Common Stock  Beneficially     Owned After   After Completion
                                     Owned that       of Notes    that May be   Owned Prior    Completion of      of this
             Name                   May be Sold      Outstanding    Sold (1)    to Offering    this Offering     Offering(2)
             ----                   -----------      -----------    --------    -----------    -------------     -----------


Geode U.S. Convertible
    Arbitrage Fund, a series of
    Geode Investors LLC               $  300,000          *         39,321         39,321              0                0
53 State Street, 5th Floor
Boston, MA 02109

ING Convertible Fund
7337 E. Doubletree Ranch Road         $1,980,000          *        259,516        259,516              0                0
Scottsdale, AZ  85258

ING VP Convertible Portfolio
7337 E. Doubletree Ranch Road         $   20,000          *          2,621          2,621              0                0
Scottsdale, AZ 85258

Radcliffe SPC, Ltd., for and
    on behalf of the Class A
    Convertible Crossover
    Segregated Portfolio              $2,000,000(3)       *        262,137        680,901(4)     418,764                *
c/o RG Capital Management, L.P.
3 Bala Plaza East, Suite 501
Bala Cynwyd, PA 19004

    Any other holder of notes or future
    transferee, pledgee, donee or successor
   (5) (6)


      ------------------
      * Less than 1%

     (1) Assumes conversion of all of the holder's notes offered hereby at a conversion rate of 131.0685 shares per $1,000 principal amount of notes. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of the Notes--Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 185,808,476 shares of common stock outstanding as of February 9, 2004. In calculating this amount, we also treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

     (3) The amounts presented herein are in addition to those reported by the selling securityholder in the accompanying prospectus supplements dated October 3, 2003 and September 23, 2003, respectively.

     (4) Calculated   based  on  (i)  $2,000,000   principal  amount  of  1.50%
Convertible Subordinated Notes due 2010 offered hereby and (ii) an additional $3,195,000 principal amount of 1.50% Convertible Subordinated Notes due 2010 that are held by the selling securityholder. Assumes conversion of such notes at a conversion rate of 131.0685 shares per 1,000 principal amount of notes; however, this conversion price is subject to adjustment.

     (5) Information about other selling securityholders will be set forth in additional prospectus supplements, if required by applicable law.

     (6) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.